AMERIGO ENERGY SHAREHOLDER UPDATE


MANAGEMENT EVALUATING POSSIBLE MERGER OR ACQUISITION CANDIDATES

PRESS RELEASE Source: Amerigo Energy, Inc. On Monday March 7, 2011, 6:00 am EST

HENDERSON, Nev., March 7, 2011 /PRNewswire/ -- Amerigo Energy, Inc. ("The Company") (OTC Bulletin Board:AGOE.ob - News) provided the following brief update for its shareholders.


Due to the dismal performance from the company's oil and gas properties, Amerigo's management is currently evaluating multiple opportunities to increase shareholder value. The potential merger and/or acquisition candidates are from industries outside of the energy sector.


Jason Griffith, Amerigo Energy's Chief Executive Officer, stated: "With our Oklahoma and Texas properties underperforming, we feel that the timing is critical to infuse additional asset value to the company to benefit our shareholders. Of paramount importance to me is to assure that we have no intention to recapitalize the company through a reverse split. I am committed to protect the current investors from any transaction that would further restrict liquidity or investment performance."


While the company is performing due diligence on possible partners, we are not yet at the stage that a letter of intent or contract is warranted. Further developments will be announced as the situation changes.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward- looking statements.


For more information please contact:

Jason Griffith
702-399-9777